Distribution Plan
                             of
                     The Bjurman Funds

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by The Bjurman Funds (the "Trust"), on behalf of
Bjurman Micro-Cap Fund (the "Fund") and any separate series of the Trust hereinafter organized. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board of Trustees determined that the adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders. The Plan has also been approved by a vote of the initial shareholders of the shares of the Trust.

     The Provisions of the Plan are:

     1. The Fund shall reimburse the Advisor, the Distributor or others for all expenses incurred by such parties in the promotion and distribution of shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Fund or the Distributor, which form of agreement has been approved by the Trustees, including the non-interested trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Trust on behalf of customers;
forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Fund.

     2. The maximum aggregate amount which may be reimbursed by the Fund to such parties pursuant to paragraph 1 shall be 0.25% per annum of the average daily net assets of the Fund.

     3. The Advisor and the Distributor shall collect and monitor the documentation of payments made under paragraph 1, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others under the Plan as to the Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund in order to enable the Board to make an informed determination of whether the Plan should be continued.

     4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

     5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust, or by vote of a majority of the non-interested Trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Trust and the Manager.

     6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Fund for distribution pursuant to Paragraph 1 hereof without approval by a majority of the Fund's outstanding voting securities.

     7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

     8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

     9.   This Plan shall take effect on the         day of
             , 1997.

          This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, the Advisor and the Distributor as evidenced by their execution hereof.

Bjurman Trust                              George D. Bjurman and
                                           Associates.

By:  /s/G. Andrew Bjurman                  By:/s/ G. Andrew Bjurman
     G. Andrew Bjurman                         G. Andrew Bjurman


By: /s/O. Thomas Barry, III
    O. Thomas Barry, III



FPS Broker Services, Inc.

By:/s/Kenneth Kempf
    Kenneth Kempf